GREAT WOLF RESORTS, INC.

INTERIM EMPLOYMENT AGREEMENT

FOR

RANDY L. CHURCHEY

This is an Employment Agreement entered into May 23, 2008 between Great Wolf Resorts, Inc., a Delaware corporation, or the “Company,” and Randy L. Churchey, or “Executive,” and effective as of May 5, 2008.

RECITALS

WHEREAS, the Company’s Chief Executive Officer has resigned;

WHEREAS, the Company desires to employ Executive as interim Chief Executive Officer during such time as the Company conducts a search for a permanent Chief Executive Officer; and

WHEREAS, in the event that Executive is named permanent Chief Executive Officer, the Company desires to provide Executive with an Employment Agreement in the form of Exhibit A hereto (the “Permanent CEO Agreement”).

NOW, THEREFORE, the parties agree as follows:

§ 1. TITLE, DUTIES AND RESPONSIBILITIES AND POWERS AND WORK SITE

1.1. Title. Executive’s title shall be Interim Chief Executive Officer.

1.2. Duties and Responsibilities and Powers. Executive’s duties and responsibilities and powers shall be those commensurate with Executive’s position that are set from time to time by the Company’s Board of Directors, and Executive shall report exclusively to and shall be accountable exclusively to the Company’s Board of Directors. Executive shall undertake to perform all Executive’s duties and responsibilities and exercise all Executive’s powers in good faith and on a full-time basis during the Company’s normal work week for senior executives and shall at all times act in the course of Executive’s employment under this Employment Agreement in the best interest of the Company.

1.3. Primary Work Site. Executive’s primary work site for the Term shall be at the Company’s headquarters in Madison, Wisconsin. However, Executive shall undertake such travel away from Executive’s primary work site and shall work from such temporary work sites as necessary or appropriate to fulfill Executive’s duties and responsibilities and exercise Executive’s powers under the terms of this Employment Agreement.

1.4. At Will. The parties agree that Executive’s employment is on an “at-will” basis, and the Company may terminate Executive’s employment at any time for any reason or for no reason.

§ 2. COMPENSATION AND BENEFITS

2.1. Base Salary. Executive’s initial base salary shall be $510,000 per year, which base salary shall be payable in accordance with the Company’s standard payroll practices and policies for senior executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. Executive’s base salary shall be subject to annual review and periodic increases (but not decreases), if any, as determined by the Compensation Committee of the Company’s Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole. Further, in the event that, as of December 31, 2008, the Company has not named a permanent Chief Executive Officer and Executive is still serving as Interim Chief Executive Officer as of that date, the Compensation Committee shall re-evaluate Executive’s entire compensation for 2008 and consider whether any additional compensation is deserved for 2008 to accurately reflect Executive’s contributions to the Company.

2.2. Annual Bonus. Executive during the Term shall receive an annual bonus each year of not less than $510,000 (the “Base Bonus”). Any increase in such bonus shall be set by the Compensation Committee of the Company’s Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole. The Base Bonus shall be payable pro rata on a regular basis in accordance with the Company’s standard payroll procedures for payment of salary.

2.3. Stock Options and Restricted Stock. Executive shall be eligible for grants of options to purchase stock of the Company and restricted stock grants when and as recommended by the Compensation Committee of the Company’s Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole. The number of shares subject to each such stock option grant or restricted stock grant shall be reasonable in light of the contribution made, or expected to be made, by Executive for the period for which such grant is made in relation to the number of shares subject to stock option grants and restricted stock grants made to other senior Company executives based on the contributions made, or expected to be made, by such other senior Company executives for such period.

2.4. Employee Benefit Plans, Programs and Policies. Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated senior executives in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

2.5. Vacation and Other Similar Benefits. Executive shall be entitled to vacation time to be credited and taken in accordance with the Company’s policy from time to time in effect for senior executives. Such vacation time shall not be carried over year to year, and shall not be paid out upon termination of employment, or upon expiration of this Employment Agreement.

2.6. Business Expenses. Executive shall have a right to be reimbursed for Executive’s reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives.

2.7 Housing Accomodation. The Company and Executive acknowledge that Executive’s home is located in Tennessee and that Executive is not being requested to move his primary residence as a result of his employment as Interim Chief Executive Officer. Accordingly, the Company shall take reasonable actions to secure an apartment or similar housing for Executive in Madison, Wisconsin, at the Company’s expense.

2.8 Modifications if Named Permanent Chief Executive Officer. In the event Executive is named permanent Chief Executive Officer, the Company and Executive shall enter into the Permanent CEO Agreement effective as of May 5, 2008; provided, however, that the economic compensation package for Executive for 2008 shall be the same as that approved for 2008 for the former Chief Executive Officer as determined by the Compensation Committee of the Company’s Board of Directors.

§ 3. TERMINATION OF EMPLOYMENT

3.1. General. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time. If the Company terminates Executive’s employment or Executive resigns, in addition to Section 3.2 below, the Company’s only obligation to Executive under this Employment Agreement shall (subject to applicable withholdings) be to pay Executive’s base salary and annual bonus, if any, which were due and payable on the date Executive’s employment terminated and to reimburse Executive for expenses Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

3.2. Benefits at Termination of Employment. Executive upon Executive’s termination of employment shall have the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies independent of Executive’s rights under this Employment Agreement.

§ 4. CONFIDENTIAL INFORMATION

4.1. General. Executive while employed under this Employment Agreement, shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not otherwise directly or indirectly use or disclose to any person not authorized by the Company, any Confidential Information (as defined in § 4.2) that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company or its affiliates.

4.2. Confidential Information. The term “Confidential Information” for purposes of this Employment Agreement means any secret, confidential or proprietary information possessed by the Company or its affiliates relating to their businesses, including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or its affiliates.

§ 5. MISCELLANEOUS

5.1. Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 122 West Washington Avenue, 10th Floor, Madison, Wisconsin 53703, Attention: General Counsel. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

5.2. No Waiver. Except for the notice described in § 6.1, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

5.3. Choice of Law and Courts. This Employment Agreement shall be governed by Delaware law (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction), and (subject to § 5.8) any action that may be brought by either the Company or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in the state or federal courts sitting in Delaware, and Executive consents and waives any objection to personal jurisdiction and venue in these courts for any such action.

5.4. Assignment and Binding Effect. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company.

The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement. Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred. Any such assignment or attempted assignment by Executive shall be null, void, and of no legal effect.

5.5. Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions.

5.6. Amendment. Except as provided in § 6.7, no amendment or modification to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

5.7. Severability. If any provision of this Employment Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Employment Agreement, as may be required under applicable law, and this Employment Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Employment Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Employment Agreement, as the case may be.

5.8. Arbitration. Any other controversy or claim arising out of or relating to this Employment Agreement or any alleged breach of this Employment Agreement shall be settled by binding arbitration in Delaware in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. In the event of the termination of Executive’s employment, Executive’s sole remedy shall be arbitration under this § 5.8 and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Employment Agreement. No punitive damages may be awarded to Executive. The Company and Executive shall split equally all reasonable fees of the arbitrator.

5.9. Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Employment Agreement.

5.10. Headings; References. The headings and captions used in this Employment Agreement are used for convenience only and are not to be considered in construing or interpreting this Employment Agreement. Any reference to a section (§) shall be to a section (§) of this Employment Agreement absent an express statement to the contrary in this Employment Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement.

GREAT WOLF RESORTS, INC.

By: /s/

EXECUTIVE
/s/

Randy L. Churchey